EXHIBIT 99.1

LOOP INDUSTRIES REPORTS THIRD QUARTER FISCAL 2025 RESULTS AND PROVIDES UPDATE ON BUSINESS DEVELOPMENTS

•	REED SOCIETE GENERALE GROUP FINANCING AND SALE OF FIRST TECHNOLOGY LICENSE CLOSED IN DECEMBER 2024
•	CONTINUED PROGRESS ON INFINITE LOOP™ INDIA MANUFACTURING FACILITY

LOOP MANAGEMENT TO HOLD UPDATE CALL AT 8:30 AM ET ON JANUARY 15, 2025

MONTREAL, QC/ACCESSWIRE/JANUARY 14, 2025 — Loop Industries, Inc. (Nasdaq: LOOP) (the “Company,” “Loop,” “we,” “us,” or “our”), a clean technology company whose mission is to accelerate a circular plastics economy by manufacturing 100% recycled polyethylene terephthalate (“PET”) plastic and textile-to-textile (“T2T”) polyester fiber, today reported its consolidated financial results for the third quarter for fiscal year 2025 and provided an update on business developments.

Transactions with Reed Societe General Group

On December 23, 2024, Loop closed its financing and technology licensing transactions for total cash proceeds of $20.8 million (€20 million) with Reed Societe Generale Group, a European investment firm majority-owned by Societe Generale. These transactions mark a pivotal step in Loop’s commercialization strategy, enabling the deployment of our patented recycling technology across Europe and supporting capital investment in cost-effective manufacturing regions, including our joint venture in India with strategic partner Ester Industries Ltd (“Ester”). Proceeds from the financing and licensing deal will be utilized to fund the Indian project and Loop's operational cash flow needs.

As part of the financing transaction, Loop issued 1,044,430 shares of Series B Convertible Preferred Stock (“Series B Shares”) to Reed Circular Economy, an affiliate of Reed Societe General Group, at $10.00 per share, generating total proceeds of approximately $10.4 million (€10 million). The Series B Shares bear a 13% PIK dividend and are convertible to Loop common stock at $4.75 per share or redeemable in cash.

As part of the licensing transaction, Loop sold its first license to deploy Loop’s proprietary depolymerization technology in a single Infinite Loop™ manufacturing facility in Europe for an up-front payment of $10.4 million (€10 million). The technology license includes two additional payments based on milestones. Loop also expects to generate engineering fees for the provision of engineering packages and support services for all Infinite Loop™ manufacturing facilities and future facilities under this partnership will require the purchase of additional technology licenses from Loop.

The technology license sold by Loop will be utilized by a European partnership owned 90% by Reed Circular Economy and 10% by Loop, which is being formed to develop Infinite Loop™ manufacturing facilities in Europe. Loop retains the right to increase its equity stake in the European manufacturing facility, as well as potential future facilities, to a maximum of 50% for each facility.

The license sale underscores the commercial readiness of Loop’s technology, validated by four years of successful operations at its Terrebonne facility, which supplies bottle-grade PET resin for consumer packaging and T2T polyester fiber to advance circular fashion for apparel brands. Loop is committed to expanding the reach of its proven solution to the plastic waste global issue by partnering with well-financed, reliable customers through technology licenses and engineering services. This strategy allows Loop to address global demand in regions where it does not plan to build facilities, driving further growth and value creation while focusing Loop’s internal resources and capital on direct equity investments.

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Infinite Loop™ India Update

Loop and its joint venture partner Ester continue to make good progress towards groundbreaking of the Infinite Loop™ India manufacturing facility. Following an extensive land study, the Gujarat province was confirmed as the optimal site due to its robust infrastructure, proximity to a seaport, renewable energy potential, and abundant waste PET and polyester feedstocks. Loop and Ester are currently completing due diligence with various parties for the acquisition of land in this region.

Loop and Ester have contracted Tata Consulting Engineers Limited, a prominent global engineering firm based in India, to provide the necessary engineering services for the successful construction of the project. Loop has been contracted to provide all of the process related engineering services to support Tata Consulting Engineers. A Big Four accounting firm has been hired to produce the detailed project report and to manage the debt syndication of the project. Groundbreaking is expected to be in the second quarter of 2025, with construction completion anticipated in late 2026 and commercial operations commencing in 2027.

The Infinite Loop™ India project is ideally positioned to fulfill demand by circular fashion brands for T2T polyester. The India JV plans to source waste polyester feedstocks in India to manufacture polyester resin made from 100% textile waste to supply apparel brands. Loop has also been developing relationships and expertise within the polyester fiber supply chain in order to deliver polyester fiber for certain customers rather than polyester resin. We have qualified Loop’s fiber for brands with large spinning companies in various geographical regions.

The Infinite Loop™ India facility will also be producing bottle grade PET resin produced using PET bottle waste as feedstock to supply our global customer base in the beverage and packaging industries.

With the proceeds from the Reed transactions and expected government support, Loop is in a position to finance its share of the initial equity capital required to finance the Indian facility. The Company is also actively pursuing additional licensing opportunities and other sources of financing as it continues with the development of the India project.

Partnership with SK Geo Centric (“SKGC”)

Effective January 14, 2025, Loop and SKGC have mutually agreed to terminate their joint venture agreement executed by the parties on April 27, 2023 to construct and operate an Infinite Loop™ manufacturing facility in Ulsan, South Korea. This joint decision reflected Loop’s strategy to focus capital deployment in low-cost jurisdictions and prioritize a licensing and engineering services model in higher cost countries, as well as a strategic restructuring and re-orientation within the SK Group.

Although SKGC currently intends to maintain its financial investment in Loop and continues to have the right to nominate a director on Loop’s Board of Directors (the “Board”), Mr. Jonghyuk Lee resigned from the Board on January 13, 2025 with immediate effect, due to a change in his role within the restructured SKGC organization.

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CEO Comment

Daniel Solomita, Founder and CEO of Loop, commented on the recent updates, saying: “The successful completion of our transaction with Reed Societe Generale Group marks a significant step towards our strategic goals. This includes investing in low-cost manufacturing locations like India and licensing our technology to companies seeking solutions to the plastic waste crisis in higher-cost regions such as Europe. We are eager to collaborate closely with Reed Societe Generale Group to deliver our first European project.

Our Indian joint venture is progressing as planned. We have witnessed strong customer engagement within the circular fashion sector, driven by Loop’s unique ability to provide virgin-quality polyester fiber to fashion brands through our innovative textile-to-textile recycling technology. We have further expanded our product offerings to include spun polyester fiber, enabling us to become a Tier 3 supplier and broaden our reach within the fashion industry. To effectively serve our customers, we've established a global network of spinning partners who will collaborate with Loop.

Loop’s engineering services division has started generating revenue, and we will continue to invest in this team to expand our service offerings to all partners and licensees of our technology.”

Corporate Update Call

Senior Management of Loop will host a corporate update call, followed by a question-and-answer session, which can be accessed via the dial-in numbers below. Slides supporting Senior Management’s remarks will be available via the Investors section of Loop’s website at http://loopindustries.com/en/investors/overview.

Date:   Wednesday, January 15, 2024

Time:  8:30 am Eastern Time

Participant joining details (by Telephone):

Joining by Telephone:

United States (Local): +1 404 975 4839

United States (Toll-Free): +1 833 470 1428

Access Code: 070895

OR

Registration Link: https://www.netroadshow.com/events/login?show=f4bc0a8d&confId=76256

- Avoid wait time - Bypass speaking with an operator to join the call

- Receive a Calendar Invitation with call access details including your unique PIN

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Results of Operations

The following table summarizes our operating results for the three-month periods ended November 30, 2024, and 2023, in thousands of U.S. Dollars.

	Three months ended November 30,
	2024	2023	Change favorable / (unfavorable)
Revenue from contracts with customers	$52	$26	$26

Expenses
Research and development
External engineering	86	262	176
Employee compensation	770	1,107	337
Stock-based compensation	106	161	55
Machinery and equipment expenditures	41	4	(37)
Plant and laboratory operating expenses	210	322	112
Patent legal fees	98	66	(32)
Tax credits	(34)	(221)	(187)
Other	100	132	32
Total research and development	1,377	1,833	456

General and administrative
Professional fees	595	720	125
Employee compensation	576	599	23
Stock-based compensation	224	236	12
Insurance	453	645	192
Other	300	258	(42)
Total general and administrative	2,148	2,458	310

Depreciation and amortization	132	131	(1)
Impairment of assets	8,460	-	(8,460)
Interest and other financial expenses	110	42	(68)
Interest income	(23)	(166)	(143)
Foreign exchange loss (gain)	(240)	(28)	212
Total expenses	11,964	4,270	(7,694)
Net loss	$(11,912)	$(4,244)	$(7,668)

Third Quarter Ended November 30, 2024

Revenues

Revenues for the three-month period ended November 30, 2024, increased $26 to $52, as compared to $26 for the same period in 2023. The revenues resulted from the delivery of initial volumes to customers of Loop™ PET resin produced using monomers manufactured at the Terrebonne Facility.

Research and Development

Research and development expense for the three-month period ended November 30, 2024, decreased $456 to $1,377, as compared to $1,833 for the same period in 2023. The decrease was primarily attributable to a $392 decrease in employee compensation, including stock-based compensation, and a $176 decrease in external engineering costs for design work for our Infinite Loop™ manufacturing process. These decreases were partially offset by a $187 decrease in tax credits related to our scientific research and experimental development claim.

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General and administrative expenses

General and administrative expenses for the three-month period ended November 30, 2024, decreased $310 to $2,148, as compared to $2,458 for the same period in 2023. The decrease was primarily attributable to a $192 decrease in insurance expenses which is mainly attributable to a favourable renewal of D&O insurance.

Impairment of assets

Impairment of assets expense increased by $8,460 for the three-month period ended November 30, 2024, reflecting an impairment charge for machinery and equipment of $8,460. This impairment was due to the termination of the joint venture arrangement between the Company and SKGC under which they had intended to construct and operate an Infinite Loop™ manufacturing facility in Ulsan, South Korea. The Company plans to utilize the equipment in a future commercial production facility. However, the deployment plans for the use of this equipment are not fully developed at this time and therefore the carrying value of the equipment was considered to be impaired, resulting in an expense of $8,460 being recognized in the three-month period ended November 30, 2024.

Net Loss

The net loss for the three-month period ended November 30, 2024, increased $7,668 to $11,912, as compared to $4,244 for the same period in 2023. The increase is primarily due to the impairment of equipment of $8,460, offset by the $456 decrease in research and development expenses and the $310 decrease in general and administrative expenses.

Nine Months Ended November 30, 2024

The following table summarizes our operating results for the nine-month periods ended November 30, 2024, and 2023, in thousands of U.S. Dollars.

	Nine months ended November 30,
	2024	2023	Change
Revenue from contracts with customers	$81	$108	$(27)

Expenses
Research and development
External engineering	1,365	1,558	193
Employee compensation	2,647	3,611	964
Machinery and equipment expenditures	44	1,240	1,196
Stock-based compensation	367	476	109
Plant and laboratory operating expenses	677	1,238	561
Patent legal fees	246	254	8
Tax credits	(69)	(269)	(200)
Other	282	253	(29)
Total research and development	5,559	8,361	2,802

General and administrative
Professional fees	2,858	2,251	(607)
Employee compensation	1,796	1,884	88
Stock-based compensation	695	664	(31)
Insurance	1,421	2,058	637
Other	884	910	26
Total general and administrative	7,654	7,767	113

Depreciation and amortization	398	400	2
Impairment of assets	8,460	-	(8,460)
Interest and other financial expenses	289	140	(149)
Interest income	(155)	(484)	(329)
Foreign exchange loss (gain)	(184)	(81)	103
Total expenses	22,021	16,103	(5,918)
Net loss	$(21,940)	$(15,995)	$(5,945)

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Revenues

Revenues for the nine-month period ended November 30, 2024, decreased $27 to $81, as compared to $108 for the same period in 2023. The revenues resulted from the delivery of initial volumes to customers of Loop™ PET resin produced using monomers manufactured at the Terrebonne Facility.

Research and Development

Research and development expense for the nine-month period ended November 30, 2024, decreased $2,802 to $5,559, as compared to $8,361 for the same period in 2023. The decrease was primarily attributable to a $1,196 decrease in purchases of machinery and equipment for the Terrebonne Facility, a $1,073 decrease in employee compensation expenses, including stock-based compensation, and a $561 decrease in plant and laboratory expenses to operate our Terrebonne Facility.

General and administrative expenses

General and administrative expenses for the nine-month period ended November 30, 2024, decreased $113 to $7,654, as compared to $7,767 for the same period in 2023. The decrease was primarily attributable to a decrease in insurance expenses of $637, partially offset by a $607 increase in professional fees.

Impairment of assets

Impairment of assets expense increased by $8,460 for the nine-month period ended November 30, 2024, reflecting an impairment charge for machinery and equipment of $8,460. This impairment was due to the termination of the joint venture arrangement between the Company and SKGC under which they had intended to construct and operate an Infinite Loop™ manufacturing facility in Ulsan, South Korea. The Company plans to utilize the equipment in a future commercial production facility. However, the deployment plans for the use of this equipment are not fully developed at this time and therefore the carrying value of the equipment was considered to be impaired, resulting in an expense of $8,460 being recognized in the three-month period ended November 30, 2024.

Net Loss

The net loss for the nine-month period ended November 30, 2024, increased $5,945 to $21,940, as compared to $15,995 for the same period in 2023. The increase is primarily due to the impairment of equipment of $8,460, which was offset by a decrease in research and development expenses of $2,802.

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Loop Industries, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(in thousands of U.S. dollars, except per share data)	Three Months Ended		Nine Months Ended
	November 30, 2024	November 30, 2023	November 30, 2024	November 30, 2023
Revenue from contracts with customers	$52	$26	$81	$108

Expenses :
Research and development	1,377	1,833	5,559	8,361
General and administrative	2,148	2,458	7,654	7,767
Impairment of machinery & equipment	8,460	-	8,460	-
Depreciation and amortization	132	131	398	400
Total expenses	12,117	4,422	22,071	16,528

Other loss (income) :
Interest and other financial expenses	110	42	289	140
Interest income	(23)	(166)	(155)	(484)
Foreign exchange loss (gain)	(240)	(28)	(184)	(81)
Total other loss (income)	(153)	(152)	(50)	(425)
Net loss	(11,912)	(4,244)	(21,940)	(15,995)

Other comprehensive loss -
Foreign currency translation adjustment	(135)	(83)	(147)	21
Comprehensive loss	$(12,047)	$(4,327)	$(22,087)	$(15,974)
Net loss per share
Basic and diluted	$(0.25)	$(0.09)	$(0.46)	$(0.34)
Weighted average common shares outstanding
Basic and diluted	47,620,263	47,523,817	47,576,166	47,520,356

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Loop Industries, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands of U.S. dollars, except per share data)	As at
	November 30, 2024	February 29, 2024

Assets
Current assets
Cash and cash equivalents	$323	$6,958
Sales tax, tax credits and other receivables	200	351
Inventories	78	102
Prepaid expenses	393	577
Total current assets	994	7,988
Investment in joint venture	13	381
Property, plant and equipment, net	1,864	10,636
Intangible assets, net	1,808	1,548
Total assets	$4,679	$20,553

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$5,086	$2,321
Credit facility	2,372	-
Unearned revenue	102	-
Current portion of long-term debt	519	100
Total current liabilities	8,079	2,421
Due to customer	816	770
Long-term debt	2,667	3,220
Total liabilities	11,562	6,411

Stockholders’ Equity
Series A Preferred stock	-	-
Common stock	5	5
Additional paid-in capital	186,198	171,792
Additional paid-in capital – Warrants	7,041	20,385
Accumulated deficit	(198,910)	(176,970)
Accumulated other comprehensive loss	(1,217)	(1,070)
Total stockholders’ equity	(6,883)	14,142
Total liabilities and stockholders’ equity	$4,679	$20,553

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Loop Industries, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands of U.S. dollars)	Nine Months Ended November 30,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(21,940)	$(15,995)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	398	400
Stock-based compensation expense	1,062	1,140
Impairment of machinery & equipment	8,460	-
Accretion expense	87	53
Changes in operating assets and liabilities:
Sales tax and tax credits receivable	144	670
Inventories	21	(210)
Prepaid expenses	180	147
Accounts payable and accrued liabilities	2,851	(955)
Customer deposits	-	(12)
Unearned revenue	102	-
Net cash used in operating activities	(8,635)	(14,762)

Cash Flows from Investing Activities
Deposits on equipment	-	(5,065)
Distribution from equity investment	368	-
Additions to property, plant and equipment	-	(10)
Additions to intangible assets	(454)	(378)
Net cash used in investing activities	(86)	(5,453)

Cash Flows from Financing Activities
Borrowings under credit facility	2,372	-
Repayment of long-term debt	(60)	(47)
Net cash (used) provided by financing activities	2,312	(47)

Effect of exchange rate changes	(226)	37
Net decrease in cash	(6,635)	(20,225)
Cash, cash equivalents and restricted cash, beginning of period	6,958	30,591
Cash, cash equivalents and restricted cash, end of period	$323	$10,366

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About Loop Industries

Loop Industries is a technology company whose mission is to accelerate the world’s shift toward sustainable PET plastic and polyester fiber and away from our dependence on fossil fuels. Loop Industries owns patented and proprietary technology that depolymerizes no and low-value waste PET plastic and polyester fiber, including plastic bottles and packaging, carpets and textiles of any color, transparency or condition and even ocean plastics that have been degraded by the sun and salt, to its base building blocks (monomers). The monomers are filtered, purified and polymerized to create virgin-quality Loop™ branded PET resin suitable for use in food-grade packaging and polyester fiber, thus enabling our customers to meet their sustainability objectives. Loop™ PET plastic and polyester fiber can be recycled infinitely without degradation of quality, successfully closing the plastic loop. Loop Industries is contributing to the global movement towards a circular economy by reducing plastic waste and recovering waste plastic for a sustainable future.

Common shares of the Company are listed on the NASDAQ Global Market under the symbol “LOOP.”

For more information, please visit www.loopindustries.com. Follow Loop on Twitter: @loopindustries, Instagram: loopindustries, Facebook: Loop Industries and LinkedIn: Loop Industries

Forward-Looking Statements

This news release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “should,” “could,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or “continue,” the negative of such terms or similar words. These forward-looking statements include, without limitation, statements about Loop’s market opportunity, its growth strategies, plans for use of proceeds, ability to improve and expand its capabilities and seek additional financing, and plans for future growth and future operations including expansion in Europe and advancing the joint venture in India. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Loop’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with among other things: (i) our ability to commercialize our technology and products, (ii) the status of our relationships with our partners, (iii) development and protection of our intellectual property and products, (iv) industry competition, (v) our need for and ability to obtain additional funding relative to our current and future financial commitments, (vi) our ability to continue as a going concern, (vii) engineering, contracting, and building our manufacturing facilities, (viii) our ability to scale, manufacture, and sell our products and to license our technology in order to generate revenues, (ix) our proposed business model and our ability to execute it, (x) our ability to obtain the necessary approvals or satisfy any closing conditions in respect of any of our proposed partnerships, (xi) our joint venture projects and our ability to recover certain expenditures in connection them, (xii) adverse effects on the Company’s business and operations as a result of increased regulatory, media, or financial reporting scrutiny, practices, rumors, or otherwise, (xiii) public health issues, such as disease epidemics, which may lead to reduced access to capital markets, supply chain disruptions, and government-imposed business closures, (xiv) war, regional tensions, and economic or other conflicts that could impact market stability and our business; (xv) the effect of the continuing worldwide macroeconomic uncertainty and its impacts, including inflation, market volatility and fluctuations in foreign currency exchange and interest rates, (xvi) the outcome of any Securities and Exchange Commission (“SEC”) investigations or class action litigation filed against us, (xvii) our ability to hire and/or retain qualified employees and consultants, (xviii) other events or circumstances over which we have little or no control, and (xix) other factors discussed in Loop’s Annual Report on Form 10-K for the fiscal year ended February 29, 2024 filed with the SEC and in Loop’s subsequent filings with the SEC. More detailed information about Loop and the risk factors that may affect the realization of forward-looking statements is set forth in Loop’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. Loop assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, unless otherwise required by law.

For More Information:

Investor Relations:

Kevin C. O’Dowd, Investor Relations

Loop Industries, Inc.

+1 617-755-4602

kodowd@loopindustries.com

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